EXHIBIT 99.1

Atlantic Coast Federal Corporation Announces New Stock Repurchase Plan

    WAYCROSS, Ga.--(BUSINESS WIRE)--Sept. 1, 2006--Atlantic Coast Federal Corporation (NASDAQ:ACFC), the holding company for Atlantic Coast Bank, today announced that its Board of Directors has authorized a new stock repurchase program to replace the one just completed. Under the new program, the Company will purchase during the coming year up to 478,000 shares or approximately 10% of its currently outstanding publicly held shares of common stock. The repurchases may be made from time to time in open-market or negotiated transactions as deemed appropriate by the Company and will depend on market conditions. The new program will expire in August 2007 unless completed sooner or otherwise extended.
    Atlantic Coast Federal, MHC holds 8,728,500 shares or approximately 63% of the Company's total outstanding stock. These shares are not publicly traded and will not be subject to the Company's repurchase program.
    Commenting on the announcement, Robert J. Larison, Jr., President and Chief Executive Officer, said, "We are pleased to announce this new authorization, our third in the past two years. This latest action underscores our confidence in the Company's current business and future prospects and, at the same time, supports our long-term commitment to enhancing stockholder value."
    In August 2006, the Company completed its second repurchase program, approved in September 2005. Under the second program, Atlantic Coast Federal Corporation repurchased 579,520 shares of its common stock for total consideration of approximately $9.0 million. Since 2005, the Company has repurchased approximately 865,000 shares of its common stock.
    Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. In November 2000, the credit union converted its charter from a federal credit union to a federal mutual savings association and, in January 2003, Atlantic Coast Federal Corporation was formed as the holding company. The Company completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.
    Atlantic Coast Bank, with approximately $779 million in assets as of June 30, 2006, is a community-oriented financial institution. It serves southeastern Georgia and northeastern Florida through 13 offices, including a growing presence in the Jacksonville metropolitan area. Atlantic Coast Bank expects to open two additional branches in St. Johns County, Florida, in the next year.

    This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," expected, "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

    CONTACT: For Atlantic Coast Federal Corporation:
             Corporate Communications, Inc.
             Patrick J. Watson, 615-254-3376